NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 20, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 9, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Dynegy Inc. and Vistra Energy Corp. became effective on April 9, 2018. Each share of Common Stock of Dynegy Inc. was exchanged for 06.52 of a share of Vistra Energy Corp. Common Stock. Each share of the 7.00% Tangible Equity Units was converted into one new share of 7.00% Tangible Equity Units of Vistra Energy Corp. and each Warrant to purchase Common Stock (Expiring February 2, 2024) was converted into one new Warrant to purchase Common Stock (Expiring February 2, 2024) of Vistra Energy Corp. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 9, 2018.